Exhibit 99.1

Contacts:

Martin O’Grady	Amy Brandt
Vice President, Chief Financial Officer	Director of Investor Relations
Tel: +44 20 3117 1333	Tel: +44 20 3117 1323
E: martin.ogrady@orient-express.com	E: amy.brandt@orient-express.com

FOR IMMEDIATE RELEASE

August 1, 2012

ORIENT-EXPRESS HOTELS REPORTS SECOND QUARTER 2012 RESULTS

•                  Same store revenue per available room (“RevPAR”) for the quarter up 3% in local currency and down 2% in US dollars

•                  Second quarter total revenue before real estate down 2% to $163.8 million from $167.8 million

•                  Second quarter revenue from owned hotels down 4% to $130.7 million from $135.6 million

•                  Adjusted EBITDA before real estate for the second quarter down 3% to $41.5 million from $42.7 million

•                  Adjusted net earnings from continuing operations for the second quarter up to $14.8 million from $10.2 million

•                  Opened Palacio Nazarenas, a 55-key all-suite hotel in Cuzco, Peru

•                  Entered into agreements to sell The Observatory Hotel in Sydney and The Westcliff in Johannesburg

HAMILTON, BERMUDA — August 1, 2012.  Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com) (the “Company”), owners or part-owners and managers of 46 luxury hotel, restaurant, tourist train and river cruise properties operating in 23 countries, today announced its results for the second quarter ended June 30, 2012.

“We have experienced a challenging second quarter,” said Philip Mengel, Director and Interim Chief Executive Officer.  “The continued economic uncertainty in the Eurozone has affected demand for luxury travel from European sources, and the weakening of the euro and other currencies against the dollar has reduced the dollar value of our revenues.

“Despite these challenges,” Mr. Mengel continued, “we are pleased that our underlying revenue in local currencies has continued to grow. Excluding the effects of currency movements, total revenue before real estate for the second quarter was $6.1 million, or 4%, ahead of the second quarter of 2011. If we look forward, total owned hotels’ revenue on the books for the full year 2012 shows a 5% increase compared to 2011 when the effects of currency are excluded.

“Our strategy to redeploy capital from non-core properties is proceeding on plan. We have recently announced agreements to sell The Observatory Hotel and The Westcliff.  The sale proceeds will be allocated to debt reduction, corporate liquidity and our active program of investments in core properties.  In June, our Peruvian hotel joint venture opened Palacio Nazarenas, an all-suite property in Cuzco, Peru, and we have exciting revenue-enhancing investment projects in progress across the portfolio.”

Second Quarter 2012 Earnings Summary

Revenue before real estate was $163.8 million in the second quarter of 2012, down $4.0 million or 2% from $167.8 million in the second quarter of 2011. Excluding the effects of weaker local currencies compared to the US dollar, revenue before real estate was $6.1 million or 4% ahead of the second quarter in the prior year.

Revenue from owned hotels for the second quarter was $130.7 million, down $4.9 million or 4% from $135.6 million in the second quarter of 2011. On a same store basis, owned hotels RevPAR was up 3% in local currency and down 2% in US dollars.

Trains & cruises revenue in the second quarter was $27.0 million compared to $25.3 million in the second quarter of 2011, an increase of 7%.

Adjusted EBITDA before real estate was $41.5 million for the second quarter, down $1.2 million from $42.7 million in the prior year period. The principal increases were in the Company’s share of earnings from PeruRail (up $2.1 million compared to the same period in the prior year) and earnings from Venice Simplon-Orient-Express (up $1.0 million). Other improvements included the two Sicilian properties (up $0.9 million) and La Samanna, St. Martin (up $0.8 million), offset by decreases at Grand Hotel Europe, St. Petersburg, (down $1.3 million), Hotel Cipriani, Venice (down $1.2 million), Copacabana Palace, Rio de Janeiro (down $0.8 million), and an increase in central overheads of $0.9 million.

Adjusted EBITDA for the second quarter includes an add-back of share-based compensation costs of $1.6 million (2011 - $2.0 million). Revenue and adjusted EBITDA before real estate do not include the results of The Observatory Hotel, Sydney, and The Westcliff, Johannesburg, both of which have been moved to discontinued operations.

Adjusted net earnings from continuing operations for the second quarter were $14.8 million ($0.14 per common share) compared with $10.2 million ($0.10 per common share) in the second quarter of 2011. This increase was in part due to a $4.7 million reduction in interest expense compared to the second quarter of 2011.

Company Highlights

On June 15th, the Company’s 50% Peru hotels joint venture opened its latest property, Palacio Nazarenas.  The 55-key luxury urban retreat and former 16th century convent in Cuzco features oxygenated suites, a full-service spa offering a range of indigenous products, iPads for each room loaded with insider city guides, Cuzco’s first outdoor swimming pool, and an all-day dining experience showcasing contemporary Andean cuisine by exciting young Peruvian chef, Virgilio Martinez.  During the four-year renovation process, archaeologists discovered many Incan artifacts, several of which are on display in the hotel.  Incan walls uncovered during excavations are preserved beneath glass floors in the spa’s treatment rooms.

During the quarter, the Company entered into an agreement to sell The Observatory Hotel.  The proceeds of the sale will be used to repay debt of $10.9 million, with the balance held in cash or reinvested in the Company’s portfolio. Orient-Express will continue to operate the hotel until the expected closing of the transaction in mid-August 2012.

In July, the Company also entered into an agreement to sell The Westcliff.  The transaction, which is conditional on the satisfaction of certain regulatory approvals, is expected to close by the end of the year.  Under the terms of that transaction, Orient-Express has agreed to remain as manager of The Westcliff for a maximum period of twelve months from completion while the new owner develops its long-term refurbishment plans.

Total gross proceeds from the sale of these two properties are expected to be $66.0 million. During the second quarter, $2.5 million cash was received from the completion of the sale of Bora Bora Lagoon Resort & Spa.

The Company commenced in June the refurbishment of 121 rooms and suites in the main building of the Copacabana Palace.  As part of the three-month project, which is being carried out during the hotel’s traditional low season, the lobby area will be enlarged and arrival experience improved. This project is the second phase of a major investment project started in the fourth quarter of 2011 when the Company refurbished 26 rooms and suites on the fifth floor of the main building, as well as the Cipriani restaurant.

The Company will also complete the refurbishment of public areas and additional rooms at La Samanna during the third quarter, and has recently committed to refurbish rooms in the Oasis Wing of Mount Nelson Hotel in Cape Town, as well as ongoing improvements to the Company’s three safari camps in Botswana. During August, the Company will complete a major renovation of the ballroom at the ‘21’ Club in New York that will enhance the space for events and celebrations.

In May, the Company introduced a new Orient-Express.com website, integrating responsive web design to deliver a seamless experience across all devices and platforms, from smartphones and tablets to internet-enabled televisions.  The project consolidated the Company’s communications and commercial channels around its recently upgraded booking engine and is part of an overall strategy to speak to new audiences and markets while achieving efficiency of message and content across the Company.  Features of the new design include real time social media feeds and TripAdvisor reviews, enhanced online reservation capabilities and greater access to recommended travel experiences across the Company’s portfolio.

Operating Performance

Europe:

In the second quarter, revenue from owned hotels was $70.9 million, down $5.8 million or 8% from $76.7 million in the second quarter of 2011. This decrease is largely attributable to a weaker euro, which lost 11% of its value from the same time last year compared to the US dollar. Excluding the effects of currency movements, the underlying revenue in local currencies was $2.3 million ahead of the second quarter of 2011, led by the two Sicilian properties where the refurbishments have had a positive effect on demand from higher-spending clientele.

Same store RevPAR in Europe was flat compared to the prior year in local currency and down 7% in US dollars, where a weaker euro contributed to a 3% drop in average daily rate (“ADR”).

EBITDA for the quarter was $26.8 million, down $2.0 million from $28.8 million in the second quarter of 2011. Excluding the effects of weaker local currencies, EBITDA was $1.1 million ahead of the second quarter of 2011. The growth in underlying trading was primarily driven by the two Sicilian properties, Villa San Michele, Florence and Grand Hotel Europe.

North America:

Revenue from owned hotels for the quarter was $30.0 million, up $2.3 million or 8% from $27.7 million in the second quarter of 2011. The growth was spread across most properties but continued to be led by Charleston Place where strong results were driven by corporate and group business. Same store RevPAR in the region increased by 9% in US dollars due to a 7% increase in ADR and a 2 percentage point improvement in occupancy.

EBITDA in North America grew by 30% to $6.9 million compared to $5.3 million in the second quarter of 2011. This EBITDA growth included $0.6 million at Charleston Place and $0.8 million at La Samanna where the 2011 investment in rooms had a positive effect. There was also a $0.3 million increase in EBITDA at the two Mexican properties.

Rest of World:

Southern Africa:

Second quarter revenue from owned hotels was $3.6 million, down $0.4 million or 10% from $4.0 million in the second quarter of 2011. Same store RevPAR was up 19% in local currency and down 3% in US dollars due to currency movements affecting ADR in US dollar terms.  EBITDA was a loss of $0.5 million compared to an EBITDA loss of $0.8 million in the second quarter of 2011, as the properties benefited from labor and other cost savings.

South America:

Second quarter revenue from owned hotels was $20.0 million, down $1.7 million or 8% from $21.7 million in the second quarter of 2011. This decrease included a $0.5 million increase at Hotel das Cataratas, Iguassu, offset by a decrease of $2.3 million at Copacabana Palace. Compared to the second quarter of 2011, the Brazilian real depreciated by 23% versus the US dollar, negatively impacting the revenue reported by the Brazilian hotels.

Same store RevPAR in the region decreased by 2% in US dollars as a result of a 6% decrease in ADR offset by an increase in occupancy to 61% from 59% in the second quarter of 2011.

EBITDA for the quarter was $4.3 million, a decrease of $0.3 million compared to $4.6 million in the second quarter of last year. This was due to an increase of $0.6 million at Hotel das Cataratas where business from the domestic Brazilian market was strong, offset by a decrease of $0.8 million at Copacabana Palace.

Asia-Pacific:

Revenue for the second quarter of 2012 was $6.3 million, an increase of $0.8 million or 15% compared to $5.5 million in the second quarter of 2011. Revenue growth in the region was led by Napasai, Koh Samui (up $0.5 million), which benefited from its new lagoon, and The Governor’s Residence, Yangon (up $0.4 million), as Myanmar further opens up to international tourism, which is expected to continue due to the recent relaxing of US restrictions in the country. Same store RevPAR increased by 15% in US dollars due to a 9% increase in ADR in US dollar terms and an additional 2 percentage point increase in occupancy compared to the second quarter of 2011.

EBITDA was $1.3 million compared to $1.2 million in the second quarter of 2011.

Hotel management & part-ownership interests:

EBITDA for the second quarter of 2012 was $1.6 million compared to $2.5 million in the second quarter of 2011. The quarterly result included a $0.7 million decline from Hotel Ritz, Madrid, which has struggled in the difficult economic conditions prevailing in Spain.

Restaurants:

Revenue from ‘21’ Club in the second quarter of 2012 was $3.9 million compared to $4.1 million in the same quarter of 2011, due to temporary noise disruption from neighboring construction. EBITDA was $0.5 million compared to an EBITDA loss of $0.4 million in the same quarter of 2011 due to a non-recurring legal settlement of $1.0 million recorded in the second quarter of 2011.

Trains & cruises:

Revenue increased by $1.7 million or 7% to $27.0 million in the second quarter of 2012 from $25.3 million in the prior year period, largely due to a $2.1 million increase from the Company’s PeruRail joint venture generated by increased passenger numbers and a $1.1 million increase from the Venice Simplon-Orient-Express, which is on target to achieve a record year.

EBITDA was $8.0 million compared to $6.1 million in the second quarter of 2011. This improvement was largely due to a $2.1 million increase in share of results from PeruRail and a $1.0 million increase from Venice Simplon-Orient-Express compared to the second quarter of 2011.

Central costs:

In the second quarter of 2012, central overheads were $8.0 million compared with $6.6 million in the prior year period. This increase was attributable to a $0.5 million increase in cash compensation costs, a $0.8 million increase in legal and professional fees and a $0.5 million receivable write-off (a non-recurring item added back for the purposes of calculating adjusted EBITDA).

In addition, the Company incurred $1.6 million of non-cash share-based compensation expense compared to $2.0 million in the second quarter of 2011. Starting in the second quarter of 2012, the Company has begun adding back share-based compensation costs in calculating adjusted EBITDA before real estate and adjusted net earnings from continuing operations.

The Company incurred $0.3 million of central marketing costs, as it continued to invest in developing awareness of the Orient-Express brand.

Real estate:

In the second quarter of 2012, there was an EBITDA loss of $1.5 million from real estate activities, related to Porto Cupecoy, Sint Maarten, compared with a loss of $1.9 million in the second quarter of 2011. One condominium unit was sold at Porto Cupecoy during the quarter, bringing cumulative sales at the end of the quarter to 118, or 64% of the total number of units.

Depreciation and amortization:

The depreciation and amortization charge for the second quarter of 2012 was $10.5 million, down from $10.9 million in the second quarter of 2011.

Interest:

The interest charge for the second quarter of 2012 was $6.4 million, down $4.7 million from $11.1 million in the prior year quarter. This decrease was due to the reduction in net debt over the last twelve months, a non-recurring charge of $1.7 million in the second quarter of 2011 related to the write-off of deferred finance costs and $1.0 million of interest capitalized in the second quarter of 2012 in relation to the construction at El Encanto, Santa Barbara, compared to $nil in the second quarter of 2011.

Tax:

The tax charge for the second quarter of 2012 was $7.5 million compared to a charge of $10.0 million in the same quarter in the prior year. The primary reason for the movement was that the charge in the second quarter of 2012 included a deferred tax credit of $2.4 million arising in respect of fixed asset timing differences following depreciation of local currencies against the US dollar, compared to a charge of $1.0 million in the second quarter of 2011.

Investment:

The Company invested a total of $26.0 million during the second quarter of 2012, including $10.6 million for the ongoing restoration of El Encanto, $2.1 million primarily related to the construction of five new suites at Hotel Splendido, Portofino, $2.6 million primarily for the ongoing refurbishment of Copacabana Palace, $1.7 million for completing the remaining works at the two Sicilian properties and the balance for routine capital expenditures.

Balance Sheet

At June 30, 2012, the Company had long-term debt (including the current portion and debt of consolidated variable interest entities) of $615.1 million, working capital loans of $0.5 million and cash balances of $86.1 million (including $14.5 million of restricted cash), resulting in total net debt of $529.5 million compared with total net debt of $531.1 million at the end of 2011. At June 30, 2012, the ratio of net debt to trailing 12-month adjusted EBITDA (before real estate) was 4.5 times.

Undrawn amounts available to the Company at June 30, 2012 under short-term lines of credit were $3.9 million, bringing total cash availability (excluding restricted cash) at June 30, 2012 to $75.5 million.

At June 30, 2012, approximately 50% of the Company’s debt was at fixed interest rates and 50% was at floating interest rates. The weighted average maturity of the debt was approximately 2.8 years and the weighted average interest rate was approximately 4.2%. The Company had $114.7 million of debt repayments due within 12 months. These amounts are expected to be met through a combination of operating cash flow, proceeds from divestments of non-core assets, refinancing of the facilities and utilization of available cash.

* * * * * * * *

ORIENT-EXPRESS HOTELS LTD.

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Three months ended June 30,
$’000 — except per share amounts	2012	2011
Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	70,850	76,684
- North America	29,995	27,740
- Rest of world	29,838	31,161
Total owned hotels	130,683	135,585
Hotel management & part-ownership interests	2,237	2,853
Restaurants	3,942	4,097
Trains & cruises	26,963	25,273
Revenue and earnings from unconsolidated companies before real estate	163,825	167,808
Real estate revenue	1,219	1,660
Total (1)	165,044	169,468

Analysis of earnings
Owned hotels
- Europe	26,807	28,817
- North America	6,895	5,346
- Rest of world	5,150	4,901
Hotel management & part-ownership interests	1,636	2,530
Restaurants	484	(409)
Trains & cruises	8,011	6,122
Central overheads	(7,977)	(6,621)
Share-based compensation	(1,572)	(2,040)
Central marketing costs for brand awareness campaign	(333)	—
EBITDA before real estate and loss on disposal	39,101	38,646
Real estate	(1,505)	(1,876)
EBITDA before loss on disposal	37,596	36,770
Loss on disposal	—	(86)
EBITDA	37,596	36,684
Depreciation & amortization	(10,518)	(10,889)
Interest	(6,402)	(11,052)
Foreign exchange	(1,525)	1,092
Earnings before tax	19,151	15,835
Tax	(7,479)	(10,023)
Net earnings from continuing operations	11,672	5,812
Discontinued operations	6	(591)
Net earnings	11,678	5,221
Net loss/(earnings) attributable to non-controlling interests	96	(67)
Net earnings attributable to Orient-Express Hotels Ltd.	11,774	5,154
Net earnings per common share attributable to Orient-Express Hotels Ltd.	0.11	0.05
Number of shares — millions	102.89	102.47

(1)   Comprises earnings from unconsolidated companies of $3,336,000 (2011 - $2,198,000) and revenue of $161,708,000 (2011 - $167,270,000).

ORIENT-EXPRESS HOTELS LTD.

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Three months ended June 30,
	2012	2011
Average Daily Rate (in US dollars)
Europe	772	799
North America	372	349
Rest of world	341	347
Worldwide	502	514

Room Nights Available
Europe	85,827	85,659
North America	63,791	64,155
Rest of world	100,282	99,554
Worldwide	249,900	249,368

Rooms Nights Sold
Europe	52,139	54,323
North America	45,894	45,095
Rest of world	50,296	48,687
Worldwide	148,329	148,105

Occupancy
Europe	61%	63%
North America	72%	70%
Rest of world	50%	49%
Worldwide	59%	59%

RevPAR (in US dollars)
Europe	469	507
North America	268	245
Rest of world	171	170
Worldwide	298	305

			Change %
			US dollar	Local currency
Same Store RevPAR (in US dollars)
Europe	469	507	-7%	0%
North America	268	245	9%	10%
Rest of world	171	170	1%	3%
Worldwide	298	305	-2%	3%

ORIENT-EXPRESS HOTELS LTD.

SUMMARY OF OPERATING RESULTS

(Unaudited)

	Six months ended June 30,
$’000 — except per share amounts	2012	2011
Revenue and earnings from unconsolidated companies
Owned hotels
- Europe	86,638	91,364
- North America	59,060	55,027
- Rest of world	72,416	69,285
Total owned hotels	218,114	215,676
Hotel management & part-ownership interests	1,975	2,777
Restaurants	7,808	7,438
Trains & cruises	36,429	32,831
Revenue and earnings from unconsolidated companies before real estate	264,326	258,722
Real estate revenue	3,033	3,315
Total (1)	267,359	262,037

Analysis of earnings
Owned hotels
- Europe	19,203	21,959
- North America	14,086	11,063
- Rest of world	18,868	15,868
Hotel management & part-ownership interests	892	2,310
Restaurants	823	(261)
Trains & cruises	7,689	5,286
Central overheads	(15,456)	(12,766)
Share-based compensation	(3,582)	(3,612)
Central marketing costs for brand awareness campaign	(611)	—
EBITDA before real estate and gain on disposal	41,912	39,847
Real estate	(3,029)	(2,920)
EBITDA before gain on disposal	38,883	36,927
Gain on disposal	—	520
EBITDA	38,883	37,447
Depreciation & amortization	(21,044)	(21,369)
Interest	(13,618)	(20,127)
Foreign exchange	(598)	2,070
Earnings / (loss) before tax	3,623	(1,979)
Tax	(7,713)	(5,051)
Net loss from continuing operations	(4,090)	(7,030)
Discontinued operations	368	(2,429)
Net loss	(3,722)	(9,459)
Net earnings attributable to non-controlling interests	(175)	(294)
Net loss attributable to Orient-Express Hotels Ltd.	(3,897)	(9,753)
Net loss per common share attributable to Orient-Express Hotels Ltd.	(0.04)	(0.10)
Number of shares — millions	102.80	102.45

(1)   Comprises earnings from unconsolidated companies of $3,290,000 (2011 - $1,433,000) and revenue of $264,069,000 (2011 - $260,604,000).

ORIENT-EXPRESS HOTELS LTD.

SUMMARY OF OPERATING INFORMATION FOR OWNED HOTELS

	Six months ended June 30,
	2012	2011
Average Daily Rate (in US dollars)
Europe	691	721
North America	404	374
Rest of world	374	355
Worldwide	463	456

Room Nights Available
Europe	135,206	133,832
North America	127,582	127,605
Rest of world	200,486	198,215
Worldwide	463,274	459,652

Rooms Nights Sold
Europe	67,793	68,487
North America	86,527	85,719
Rest of world	116,237	111,411
Worldwide	270,557	265,617

Occupancy
Europe	50%	51%
North America	68%	67%
Rest of world	58%	56%
Worldwide	58%	58%

RevPAR (in US dollars)
Europe	347	369
North America	274	251
Rest of world	217	200
Worldwide	270	263

			Change %
			US dollar	Local currency
Same Store RevPAR (in US dollars)
Europe	347	369	-6%	1%
North America	274	251	9%	10%
Rest of world	217	200	9%	11%
Worldwide	270	263	3%	7%

ORIENT-EXPRESS HOTELS LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

$’000	June 30, 2012	December 31, 2011

Assets

Cash and restricted cash	86,050	103,318
Accounts receivable	50,718	44,599
Due from unconsolidated companies	12,569	10,754
Prepaid expenses and other	22,051	20,089
Inventories	44,491	44,499
Other assets held for sale	65,910	105,173
Real estate assets	30,747	32,021
Total current assets	312,536	360,453

Property, plant & equipment, net of accumulated depreciation	1,120,319	1,107,657
Property, plant & equipment, net of accumulated depreciation of consolidated variable interest entities	185,013	185,788
Investments in unconsolidated companies	63,411	60,012
Goodwill	159,531	161,460
Other intangible assets	18,987	19,465
Other assets	39,534	36,034
	1,899,331	1,930,869

Liabilities and Equity

Working capital loans	487	—
Accounts payable	29,000	28,998
Accrued liabilities	96,326	87,617
Deferred revenue	38,677	29,400
Other liabilities held for sale	937	3,262
Current portion of long-term debt and capital leases	112,416	77,058
Current portion of long-term debt of consolidated variable interest entities	1,789	1,784
Total current liabilities	279,632	228,119

Long-term debt and obligations under capital leases	413,015	466,830
Long-term debt of consolidated variable interest entities	87,849	88,745
Deferred income taxes	90,649	94,036
Deferred income taxes of consolidated variable interest entities	60,690	61,072
Other liabilities	39,037	39,542
Total liabilities	970,872	978,344

Shareholders’ equity	926,087	950,330
Non-controlling interests	2,372	2,195
Total equity	928,459	952,525
	1,899,331	1,930,869

ORIENT-EXPRESS HOTELS LTD.

RECONCILIATIONS AND ADJUSTMENTS

(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
$’000 — except per share amounts	2012	2011	2012	2011

EBITDA	37,596	36,684	38,883	37,447
Real estate	1,505	1,876	3,029	2,920
EBITDA before real estate	39,101	38,560	41,912	40,367

Adjusted items:
Write-down of receivable (1)	500	—	500	—
Pre-opening expenses (2)	307	—	307	—
Write-off of fixed assets (3)	—	—	391	—
Loss/(gain) on disposal (4)	—	86	—	(520)
Legal settlement (5)	—	1,000	—	1,000
Management restructuring (6)	—	975	—	1,389
Share-based compensation (7)	1,572	2,040	3,582	3,612

Adjusted EBITDA before real estate	41,480	42,661	46,692	45,848

Reported net earnings/(loss) attributable to Orient-Express Hotels Ltd.	11,774	5,154	(3,897)	(9,753)
Net loss/(earnings) attributable to non-controlling interests	96	(67)	(175)	(294)
Reported net earnings/(loss)	11,678	5,221	(3,722)	(9,459)
Discontinued operations net of tax	(6)	591	(368)	2,429
Net earnings/(losses) from continuing operations	11,672	5,812	(4,090)	(7,030)

Adjusted items net of tax:
Write-down of receivable (1)	500	—	500	—
Pre-opening costs (2)	200	—	200	—
Write-off of fixed assets (3)	—	—	313	—
Loss/(gain) on disposal (4)	—	56	—	(338)
Legal settlement (5)	—	650	—	650
Management restructuring (6)	—	780	—	1,166
Share-based compensation (7)	1,572	2,040	3,582	3,612
Loan financing costs (8)	—	1,148	—	1,148
Interest rate swaps (9)	(189)	497	177	516
Foreign exchange (10)	1,040	(797)	148	(1,469)

Adjusted net earnings/(loss) from continuing operations	14,795	10,186	830	(1,745)

Reported EPS attributable to Orient-Express Hotels Ltd.	0.11	0.05	(0.04)	(0.10)
Reported EPS from continuing operations	0.11	0.06	(0.04)	(0.07)
Adjusted EPS from continuing operations	0.14	0.10	0.01	(0.02)
Number of shares (millions)	102.89	102.47	102.80	102.45

See footnotes on following page.

Footnotes:

(1)          Write-down of receivable balance within central costs.

(2)          Pre-opening expenses related to the development at El Encanto.

(3)          Non-cash write-off of fixed asset balances.

(4)          Gain on disposal of New York hotel project.

(5)          Settlement of employee litigation at ‘21’ Club.

(6)          Restructuring and redundancy costs.

(7)          Share-based compensation costs.

(8)          Amortization of deferred financing costs on repayment of debt.

(9)          Change in fair value of derivatives that are not designated in hedging relationships and the ineffective portion of derivatives that are designated in hedging relationships.

(10)    Foreign exchange is a non-cash item arising on the translation of certain assets and liabilities denominated in currencies other than the functional currency.

ORIENT-EXPRESS HOTELS LTD.

RECONCILIATIONS AND ADJUSTMENTS (CONTINUED)

(Unaudited)

	Twelve months ended June 30,	Six months ended June 30,		Year ended December 31,
$’000	2012	2012	2011	2011

EBITDA	48,670	38,883	37,447	47,234
Real estate	6,512	3,029	2,920	6,403
EBITDA before real estate	55,182	41,912	40,367	53,637

Adjusted items:
Write-down of receivable (1)	500	500	—	—
Pre-opening expenses (2)	307	307	—	—
Write-off of fixed assets (3)	391	391	—	—
Gain on disposal (4)	(16,024)	—	(520)	(16,544)
Legal settlement (5)	1,546	—	1,000	2,546
Management restructuring (6)	3,802	—	1,389	5,191
Share-based compensation (7)	6,723	3,582	3,612	6,753
Impairment (8)	59,231	—	—	59,231
Other (9)	5,063	—	—	5,063

Adjusted EBITDA before real estate	116,721	46,692	45,848	115,877

EBITDA	48,670	38,883	37,447	47,234

Depreciation and amortization	(43,573)	(21,044)	(21,369)	(43,898)
Interest	(33,753)	(13,618)	(20,127)	(40,262)
Foreign exchange	(6,939)	(598)	2,070	(4,271)
(Loss) / earnings before tax	(35,595)	3,623	(1,979)	(41,197)
Tax	(25,012)	(7,713)	(5,051)	(22,350)
Net loss from continuing operations	(60,607)	(4,090)	(7,030)	(63,547)
Discontinued operations	(21,252)	368	(2,429)	(24,049)

Net loss	(81,859)	(3,722)	(9,459)	(87,596)

Footnotes:

(1)          Write-down of receivable balance within central costs.

(2)          Pre-opening expenses related to the development at El Encanto.

(3)          Non-cash write-off of fixed asset balances.

(4)          Gain on disposal of New York hotel project and excess ‘21’ Club development rights.

(5)          Settlement of employee litigation at ‘21’ Club.

(6)          Restructuring, redundancy and associated legal and other costs.

(7)          Share-based compensation costs.

(8)          Goodwill and fixed asset impairment charges on owned properties and Porto Cupecoy and share of impairment in unconsolidated companies.

(9)          For year 2011, non-cash fixed asset write-off related to the refurbishment of La Samanna, non-recurring charge for settlement of VAT claim in Mexico, write-off of costs related to abandoned projects, and cost associated with office move of principal UK administrative subsidiary.

ORIENT-EXPRESS HOTELS LTD.

NET DEBT TO ADJUSTED EBITDA CALCULATION

(Unaudited)

	Twelve months ended and as at
$’000	June 30, 2012	December 31, 2011

Cash
Cash and cash equivalents	71,562	90,104
Restricted cash	14,488	13,214

Total cash	86,050	103,318

Total debt
Working capital facilities	487	—
Current portion of long-term debt and capital leases	112,416	77,058
Current portion of long-term debt of consolidated variable interest entities	1,789	1,784
Long-term debt and obligations under capital leases	413,015	466,830
Long-term debt held by consolidated variable interest entities	87,849	88,745

Total debt	615,556	634,417

Net debt	529,506	531,099

Adjusted EBITDA before real estate	116,721	115,877

Net debt / adjusted EBITDA before real estate	4.5 x	4.6 x

Management evaluates the operating performance of the Company’s segments on the basis of segment net earnings before interest, foreign exchange, tax (including tax on unconsolidated companies), depreciation and amortization (EBITDA), and believes that EBITDA is a useful measure of operating performance, for example to help determine the ability to incur capital expenditure or service indebtedness, because it is not affected by non-operating factors such as leverage and the historical cost of assets.  EBITDA is also a financial performance measure commonly used in the hotel and leisure industry, although the Company’s EBITDA may not be comparable in all instances to that disclosed by other companies.  EBITDA does not represent net cash provided by operating, investing and financing activities under US generally accepted accounting principles (US GAAP), is not necessarily indicative of cash available to fund all cash flow needs, and should not be considered as an alternative to earnings from operations or net earnings under US GAAP for purposes of evaluating operating performance.

Adjusted EBITDA and adjusted net earnings/(loss) of the Company are non-GAAP financial measures and do not have any standardized meanings prescribed by US GAAP.  They are, therefore, unlikely to be comparable to similar measures presented by other companies, which may be calculated differently, and should not be considered as an alternative to net earnings, cash flow from operating activities or any other measure of performance prescribed by US GAAP.  Management considers adjusted EBITDA and adjusted net earnings/(loss) to be meaningful indicators of operations and uses them as measures to assess operating performance because, when comparing current period performance with prior periods and with budgets, management does so after having adjusted for non-recurring items, foreign exchange (a non-cash item), disposals of assets or investments, and certain other items (some of which may be recurring) that management does not consider indicative of ongoing operations or that could otherwise have a material effect on the comparability of the Company’s operations.  Adjusted EBITDA and adjusted net earnings/(loss) are also used by investors, analysts and lenders as measures of financial performance because, as adjusted in the foregoing manner, the measures provide a consistent basis on which the performance of the Company can be assessed.

Because the principal activities of the Company relate to its hotels, restaurants, tourist trains and cruises, management considers the revenue from these activities to be a better measure of performance than total revenue which includes real estate sales from past developments of for-sale residences adjoining some of the Company’s hotels, currently a small part of the Company’s overall business.

This news release and related oral presentations by management contain, in addition to historical information, forward-looking statements that involve risks and uncertainties.  These include statements regarding earnings outlook, investment plans, debt reduction and debt refinancings, asset sales and similar matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, those mentioned in the news release and oral presentations, unknown effects on the travel and leisure markets of terrorist activity and any police or military response, varying customer demand and competitive considerations, failure to realize hotel bookings and reservations and planned property development sales as actual revenue, inability to sustain price increases or to reduce costs, rising fuel costs adversely impacting customer travel and the Company’s operating costs, fluctuations in interest rates and currency values, uncertainty of negotiating and completing proposed asset sales, debt refinancings, capital expenditures and acquisitions, inability to reduce funded debt as planned or to agree bank loan agreement waivers or amendments, adequate sources of capital and acceptability of finance terms, possible loss or amendment of planning permits and delays in construction schedules for expansion or development projects, delays in reopening properties closed for repair or refurbishment and possible cost overruns, shifting patterns of tourism and business travel and seasonality of demand, adverse local weather conditions, changing global or regional economic conditions and weakness in financial markets which may adversely affect demand, legislative, regulatory and political developments, and possible new challenges to the Company’s corporate governance structure.  Further information regarding these and other factors is included in the filings by the Company with the U.S. Securities and Exchange Commission.

* * * * * *

Orient-Express Hotels Ltd. will conduct a conference call on Thursday, August 2, 2012 at 10.00 hrs EDT (15.00 BST) which is accessible at +1 877 249 9037 (US toll free) or +44 (0)20 3140 8286  (Standard International).  The conference ID is 9423387.  A re-play of the conference call will be available until 7pm (EDT) Thursday, August 9, 2012 and can be accessed by calling +1 866 932 5017 (US toll free) or +44 (0)20 7111 1244 (Standard International) and entering replay access number 9423387#.  A re-play will also be available on the Company’s website: www.orient-expresshotelsltd.com. Financial media requiring further information should contact Vicky Legg, Director of Corporate Communications, on +44 (0)20 3117 1380 or vicky.legg@orient-express.com.